EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

     We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-114166, 333-102988, 333-85160, 333-61866, 333-25661, 333-32159, 333-23085, 333-17501, 333-03507, and 333-107755) and the Registration Statements Form S-8 (Nos. 333-116624, 333-30558, 333-46990, 333-81243, 333-105694, and 333-105693), pertaining to the 1992 Stock Option Plan, the 1993 Non-Employee Directors’ Equity Incentive Plan, the 2000 Employee Stock Purchase Plan, the 2003 Employee Stock Purchase Plan and the 2004 Non-Employee Directors’ Equity Incentive Plan of Questcor Pharmaceuticals, Inc. of our report dated February 18, 2005 (except Note 17, as to which the date is March 29, 2005), with respect to the financial statements and schedule of Questcor Pharmaceuticals, Inc. included in this Annual Report (Form 10-K/A) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Palo Alto, California
August 17, 2005